Exhibit 10.4

PINEAPPLE ENERGY INC.

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL Agreement is entered into effective as of the 5th day of December, 2022 (the “Effective Date”) by and between PINEAPPLE ENERGY INC., a Minnesota corporation (the “Company”), and Kyle Udseth (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to retain the Executive’s services and to reinforce and encourage the continued attention and dedication of the Executive to his or her assigned duties, without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company.

The Company and the Executive agree as provided herein.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1       “Agreement” means this Pineapple Energy Inc. Change in Control Agreement, as it may be amended from time to time.

1.2       “Cause” means

(a)  Gross negligence or gross neglect of duties; or

(b)  Commission of a felony or of a gross misdemeanor involving moral turpitude which in the reasonable determination of the Board is materially and demonstrably injurious to the Company or which impairs the Executive’s ability to perform substantially the Executive’s duties with the Company or a Subsidiary; or

 (c)  Fraud, disloyalty, dishonesty or willful violation of any law or a willful violation of a material Company or Subsidiary policy which, after warning, remains a continuing violation, committed in connection with the Executive’s employment.

1.3       “Change in Control” shall occur on the earliest date that:

(a)  A “person” or “group”  acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(b) any person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(c) a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date that such appointments or elections are made; or

(d) any person or group acquires (or has acquired) during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

1.4       “Code” means the Internal Revenue Code of 1986, as amended and including the Treasury Regulations and other guidance promulgated or issued thereunder.

1.5       “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.6       “Good Reason” means the existence of any of the following without the Executive’s written consent:

(a) A material diminution by the Company in the Executive’s annual base salary.

(b) A material diminution in the Executive’s authority, duties or responsibilities as in effect in the three (3) month period immediately preceding a Change in Control.

(c) A material diminution in the authority, duties or responsibilities as in effect in the three (3) month period immediately preceding a Change in Control, of the person to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board, if the Executive otherwise reported directly to the Board;

(d) A material diminution in the budget over which the Executive retains authority as in effect in the three (3) month period immediately preceding a Change in Control;

(e) the Company requiring the Executive to be based more than fifty (50) miles from where the Executive’s office is located immediately prior to a Change in Control, except for required travel on the Company’s business, and then only to the extent substantially consistent with the business travel obligations which the Executive undertook on behalf of the Company during the 90-day period ending on the date of the Change in Control (without regard to travel related to or in anticipation of the Change in Control); or

(f) any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive will have Good Reason to terminate employment only if within ninety (90) days following the Executive’s actual knowledge of the event which the Executive determines constitutes Good Reason, the Executive notifies the Company in writing that the Executive has determined a Good Reason exists and specifies the event creating Good Reason; following receipt of the notice, the Company fails to remedy the event within thirty (30) days; and the Executive’s resignation for Good Reason is effective within ninety (90) days following the Company’s period for remedy. If such conditions are not met, the Executive will not have a Good Reason to terminated employment.

1.7       “Subsidiary” means any entity that, along with the Company, would be treated as a single employer under Sections 414(b) and (c) of the Code.

1.8       “Successor” means any entity that assumes the rights and the obligations of the Company by merger, acquisition, or other valid legal succession.

1.9       “Termination Date” shall mean the date of the Executive’s Termination of Employment.

1.10      “Termination of Employment” shall mean Executive’s “separation from service” under Code Section 409A with the Company or one of its Subsidiaries.

Article 2

Change in Control Benefit

2.1       Change in Control Benefit.  Subject to the terms and conditions of this Agreement, if within twenty-four (24) months following a Change in Control, the Executive shall be subject to an involuntary Termination of Employment by the Company other than for Cause, death, or Disability, or Executive shall initiate a voluntary Termination of Employment for Good Reason, the Company shall pay to the Executive the benefit specified in this Section 2.1. If a Change in Control occurs, this Agreement shall expire on the second anniversary of such Change in Control; provided, however, that any benefits provided under this Section 2.1 shall continue in effect until fully paid or satisfied.

2.1.1       Amount of Benefit. The benefit under this Section 2.1 is one (1.0) times the Executive’s annual base salary as of the date of the Change in Control or the Termination Date (whichever is greater).

2.1.2       Payment of Benefit.  The Company shall pay the benefit under this Section 2.1 to the Executive in a lump sum seventy-five (75) days following the Termination Date provided that, prior to such date the Executive has executed a release of all claims against the Company, its officers and Directors.

2.1.3       Insurance Benefits.  If a benefit is payable under Section 2.1, then for a period of twelve (12) months following the Termination Date the Executive shall receive, in addition to the benefit provided in Section 2.1.1 of this Agreement the following benefits substantially in the form and expense to the Executive as received by the Executive on the Termination Date: (a) medical and dental insurance; and (b) life insurance.   The provision of medical and dental insurance and the provision of life insurance benefits pursuant to this Section 2.1.3 shall, however, be subject to the following limitations: (i) the benefits provided during Executive’s taxable year may not affect the benefits to be provided to Executive in any other taxable year, (ii) reimbursements or payments must be made on or before the last day of Executive’s taxable year following the taxable year in which the expense being paid or reimbursed was incurred, and (iii) the right to continued coverage is not subject to liquidation or exchange for another benefit.

It is understood and agreed that any rights and privileges of the Executive provided by the Consolidated Omnibus Budget Reconciliation Act of 1986 “(COBRA”), amending the Employee Retirement Income Security Act, the Internal Revenue Code and the Public Health Services Act, as amended, shall begin immediately following the Termination Date.

2.2       Excess Parachute Payment. Notwithstanding anything to the contrary in this Agreement, the payments made to the Executive under this Section 2 shall be one dollar ($1.00) less than the amount which would cause the payments to the Executive (including payments to the Executive which are not included in this Agreement) to be subject to the excise tax imposed by Section 4999 of the Code. Any reductions in payments under this section will come first from payments under Section 2.1.1 and then from payments under Section 2.1.3

2.3       Withholding & Payroll Taxes. To the extent required by law, the Company shall withhold from other amounts owed to the Executive or require the Executive to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements on any payments made to the Executive under this Agreement.  Determinations by the Company as to withholding shall be binding on the Executive.

Article 3

Miscellaneous

3.1       Confidential Information. The Executive recognizes and acknowledges that the Executive has had, and will continue to have, access to certain information of the Company and that such information is confidential and constitutes valuable, special and unique property of the Company. The Executive shall not at any time, either during or subsequent to the Executive’s employment with the Company, disclose to others, use, copy or permit to be copied, except as directed by law or in pursuance of the Executive’s duties for or on behalf of the Company, its Successors, assigns or nominees, any Confidential Information of the Company (regardless of whether developed by the Executive), without the prior written consent of the Company. The term “Confidential Information” with respect to any person means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, and applications of products and services, results of investigations, studies owned or used by such person, and all products, processes, compositions, computer programs, and servicing, marketing or operational methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of the Executive’s employment with the Company, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of the Executive’s employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

3.2       No Competition. If within the twenty-four (24) months following a Change in Control of the Company, the Executive shall have an involuntary Termination of Employment by the Company other than for Cause, death, or Disability, or shall have a voluntary Termination of Employment for Good Reason, then and for a period of one (1) year immediately following the Termination Date, the Executive shall not directly or indirectly engage in any business in which the Company directly or indirectly engages during the term of the Executive’s employment with the Company; provided, however, that this restriction shall apply only to the geographic market of the Company. The Executive shall be deemed to engage in a business if the Executive directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business in which the Company directly or indirectly engages, provided, however, that the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (b) the Executive does not beneficially own (as defined Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in excess of one percent of the outstanding capital stock of such enterprise. In the event the Executive is eligible for and receives a payment under this Agreement, for the twelve (12) months after termination of employment, the Executive will not, directly or indirectly, solicit, induce or attempt to solicit or induce any of the Company’s employees or independent contractors for the purpose of hiring them to work for the Executive or another individual, entity or employer, or for the purpose of inducing them to leave their employment with the Company, except with the Company’s written consent. In the event the Executive violates this Section 3.2 or Section 3.1, any and all rights of the Executive under this Agreement shall terminate and no further payment shall be due the Executive, which shall be in addition to, and not in lieu of, any other rights or remedies of the Company under this Agreement.

3.3       Termination of Agreement Prior to Change in Control. At any time after the Effective Date and prior to a Change in Control, the Board may amend or terminate this Agreement: provided that no such amendment or termination shall be effective until at least sixty (60) days following written notification of Executive of such termination or amendment of this Agreement. Further, this Agreement shall automatically terminate if, prior to a Change in Control, Company terminates Executive, whether with or without Cause, or Executive voluntarily terminates his employment with the Company, whether with or without Good Reason. For avoidance of doubt, the terms of the Employment Agreement entered into by and between the Company effective as of the same date as of the Effective Date (the “Employment Agreement”) shall remain in effect in accordance with its terms.

3.4       Delivery of Documents Upon Termination of Employment. The Executive shall deliver to the Company or its designee at the Executive’s Termination of Employment all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Executive, solely or jointly with others, that are in the Executive’s possession, custody, or control at such Termination of Employment and that are related in any manner to the past, present, or anticipated business of the Company.

3.5       Remedies. The Executive acknowledges that a remedy at law for any breach or attempted breach of the Executive’s obligations under Sections 3.1, 3.2 and 3.3 may be inadequate, agrees that the Company may be entitled to specific performance and injunctive and other equitable remedies in case of any such breach or attempted breach and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The Company shall have the right to offset against amounts to be paid to the Executive pursuant to the terms hereof any amounts owed by the Executive to the Company at the time of payment.

The termination of the Agreement shall not be deemed to be a waiver by the Company of any breach by the Executive of this Agreement or any other obligation owed the Company, and notwithstanding such a termination the Executive shall be liable for all damages attributable to such a breach.

3.6       Dispute Resolution.  Subject to the Company’s right to seek injunctive relief in court as provided in Section 3.4 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Any such Arbitration will be conducted: (i) by a neutral arbitrator appointed by mutual agreement of the parties; or (ii) failing such agreement, by a neutral arbitrator appointed in accordance with said AAA rules; the Company shall pay the fees and reasonable expenses of the arbitrator; the parties will be permitted reasonable discovery in accordance with the provisions of the Minnesota Rules of Civil Procedure, including the production of relevant documents by the other party, the exchange of witness lists, and a limited number of depositions, including depositions of any expert who will testify at the arbitration; the arbitrator’s award will include findings of fact and conclusions of law showing the legal and factual bases for the arbitrator’s decision; the arbitrator will have the authority to award to the prevailing party any remedy or relief that a United States District Court or court of the State of Minnesota could order or grant if the Dispute had first been brought in that judicial forum, including costs and attorney’s fees; and unless otherwise agreed by the parties, the place of any arbitration proceeding will be Minneapolis, Minnesota.

3.7       Acknowledgement of Parties. The Company and the Executive understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement. The Company and the Executive understand and agree that this Section 3.7, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Executive, which shall not be subject to arbitration.

3.8       Right to Consult Counsel.  Executive has been advised of the Executive’s right to consult with an attorney prior to entering into this Agreement.

3.9       Successors of the Company. The Company will require any Successor by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Agreement and receive compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive’s employment for Good Reason.  As used in this

Agreement, “Company” as hereinbefore defined shall include any Successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 3.8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

3.10       Executive’s Heirs, etc. The Executive may not assign the Executive’s rights or delegate the Executive’s duties or obligations hereunder without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless other provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s designee or, if there be no such designee, to the Executive’s estate.

3.11       Notices. Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Company at the Company’s principal office and facsimile number in Minnetonka, Minnesota, or to the Executive at the address and  facsimile number, if any, appearing on the books and records of the Company. Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile. Any party may change the address or facsimile number to which notices or communications are to be sent to such party by giving notice of such change in the manner herein provided for giving notice. Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Company, to:	If to the Executive, to:
Attn: Chair of the Board	Kyle Udseth
PINEAPPLE ENERGY INC. 10900 Red Circle Drive Minnetonka, MN 55343 Fax: (952) 946-1835	4022 Hillcrest Road Wayzata, MN 55391

3.12       Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the

Board (which shall not include the Executive). No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof; provided, however, the Employment Agreement shall remain in effect in accordance with its terms. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

3.13       Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the geographic area or any prohibited business activity from the coverage of this Agreement, and to reduce the duration of the non-compete period and to apply the provisions of this Agreement to the remaining portion of the geographic area or the remaining business activities not to be severed by such judicial authority and to the duration of the non-compete period as reduced by judicial determination.

3.14       Survival of the Executive’s Obligations. The Executive’s obligations under this Agreement shall survive regardless of whether the Executive incurs a Termination of Employment, voluntarily or involuntarily, by the Company or the Executive, with or without Cause.

3.15       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

3.16       Governing Law.  This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Minnesota.

3.17       Captions and Gender. The use of Captions and Section headings herein is for purposes of convenience only and shall not affect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

3.18       No guarantee of tax treatment.  Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Executive. This

Agreement is drafted and shall be interpreted to provide for payments that are exempt from, or that comply with, Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:		COMPANY:

PINEAPPLE ENERGY INC.

Kyle Udseth
By:
/s/ Kyle Udseth		/s/ Roger H.D. Lacey

	Its:	Chair of the Board